Spark Energy, Inc. Closes on Acquisition of Verde Energy
HOUSTON, July 5, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark” or the “Company”) announced today it has completed its previously announced acquisition of Verde Energy (“Verde”).
“We are very excited for Verde to join the Spark family,” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “Verde adds a number of unique offerings, including a 100% renewable portfolio of customers and a unique sales channel, that we look forward to expanding throughout Spark. We believe this transaction significantly enhances and further diversifies our cash flow profile, and we expect it to be immediately accretive to earnings.”
“On behalf of Verde, its customers and employees, we could not be happier to be a part of the Spark family of companies,” said Thomas FitzGerald, Verde’s Founder and Chief Executive Officer. “We expect to build on our prior successes in the renewable energy space and to pursue a number of exciting opportunities and initiatives within the Spark platform.”
The acquisition of Verde is effective as of July 1, 2017. The Company financed the transaction with a combination of cash on hand and borrowings from its credit facilities. This represents the tenth acquisition by Spark since the Company’s initial public offering in August 2014, and brings Spark to nearly 1,000,000 total RCEs.

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727
Media:
Eric Melchor, 281-833-4151